UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 26, 2007
(Date of earliest event reported)

VoIP, Inc.
(Exact name of Company as specified in its charter)

Texas	000-28985	75-2785941
(State or Other Jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification)
of Incorporation)

 151 So. Wymore Rd., Suite 3000, Altamonte Springs, Florida 32714

  (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (407) 389-3232

N/A

 (Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously disclosed in Part I, Item 1 of the VoIP, Inc. (the “Company”) Form 10-Q for the quarter ended June 30, 2007, the Company as of June 30, 2007 owed the principal sum of $16.4 million in primarily secured convertible notes to a number of institutional investors (the “Early Loan Agreements”). In addition, as disclosed in the Company’s Form 8-K filed on September 14, 2007, on September 12, 2007, the Company issued an aggregate of $6.7 million in secured convertible notes to several institutional investors (the “September 2007 Loan Agreements”), with a portion of these notes repayable at the rate of $250,000 every 45 days following September 12, 2007. As disclosed in the Company’s Form 8-K filed on October 2, 2007, on September 26, 2007, the Company issued and sold a $250,000 secured convertible note (the “$250,000 Note”) to an accredited investor. As disclosed in the Company’s Form 8-K filed on October 5, 2007, on September 24, 2007, the Company entered into an Advisory Services Agreement (the “Advisory Agreement”) with an individual, whereby the Company received, among other things, net cash proceeds of $350,000.

The $250,000 Note violated the security interest and other provisions of most of the Early Loan Agreements and the September 2007 Loan Agreements. In addition, the September 2007 Loan Agreements require that 15% of the Company's future net financings are to be used to repay the notes under the September 2007 Loan Agreements. This percentage of both of the $250,000 Note and the Advisory Agreement proceeds was not paid, in violation of these agreements. Also, the Company has not paid the first $250,000 installment toward the September 2007 Loan Agreements, which was due on October 27, 2007. Beginning October 26, 2007, two of the investors in the Early Loan Agreements and the September 2007 Loan Agreements, representing $6.7 million of the combined $22.2 million principal balance of these agreements, gave notice that the Company was in default under these agreements.

On October 31, 2007, all of the investors in the Early Loan Agreements and the September 2007 Loan Agreements (the “Investors”) agreed to waive the above defaults and violations (the “Waiver Agreement”), in return for the Company agreeing to immediately adjust the conversion price of all of their outstanding convertible notes to the lesser of: (i) $0.50 per share; or (b) 70% of the three lowest closing bid prices for the ten days prior to the conversion or exercise date, and the exercise price of all of their outstanding warrants to $0.50 per share. The Company also agreed to file a registration statement by December 30, 2007 to register all of the shares underlying the Investors’ outstanding warrants, with this registration to be effective no later than February 28, 2008.

A number of the Company's existing financing agreements contain “favored nations” pricing provisions such that for future securities offerings by the Company at a price per share less than the contractual common stock conversion or warrant exercise rates, those investors' conversion or exercise rates would be adjusted to the lower offering price. As such, as a result of the Waiver Agreement, their applicable common stock conversion rates and warrant exercise prices were effectively reduced to the lesser of: (i) $0.50 per share; or (b) 70% of the three lowest closing bid prices for the ten days prior to the conversion or exercise date. Assuming a $0.50 note conversion price, the effect of such reduction was to increase the number of fully diluted shares of the Company's common stock from approximately 71 million shares, to a total of approximately 94 million common shares. Assuming instead a hypothetical note conversion price of $0.24 per share (equal to 70% of the three lowest closing bid prices for the ten days prior November 1, 2007), the number of fully diluted shares of the Company's common stock would be approximately 171 million shares. The Company incorporates by reference its Form 10-Q filed on August 20, 2007 concerning the price ratchet effect on the derivative securities previously issued that have “favored nations” provisions.

ITEM 2.04	TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIALOBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

See Item 1.01 above.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

10.1	Default Waiver Agreement dated as of October 31, 2007, between VoIP, Inc. and listed secured lenders.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VoIP, INC.
Date: November 2, 2007
	By:	/s/ Robert Staats
Robert Staats
Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number

10.1 - Default Waiver Agreement dated as of October 31, 2007, between VoIP, Inc. and listed secured lenders.